Exhibit 1.2

Pricing Agreement

April 30, 2020

Barclays Capital Inc.

As representative of the several Underwriters

named in Schedule I (the “Representative”)

Ladies and Gentlemen:

Barclays PLC (the “Company”) proposes to issue $1,750,000,000 aggregate principal amount of 2.852% Fixed-to-Floating Rate Senior Notes due 2026 (the “Notes”). Each of the Underwriters hereby undertakes to purchase at the subscription price set forth in Schedule II hereto, the amount of Notes set forth opposite the name of such Underwriter in Schedule I hereto, such payment to be made at the Time of Delivery set forth in Schedule II hereto. The obligations of the Underwriters hereunder are several but not joint.

Each of the provisions of the Underwriting Agreement—Standard Provisions, dated May 9, 2018 (the “Underwriting Agreement”), is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein, (i) with the exception of Section 3(b)(iii) and the paragraph immediately thereafter of the Underwriting Agreement; (ii) provided that the reference in Section 9(c) of the Underwriting Agreement to “Sullivan & Cromwell LLP” shall be deemed a reference to “Cleary Gottlieb Steen & Hamilton LLP”; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Agreement, except that each representation and warranty with respect to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Prospectus and also a representation and warranty as of the date of this Agreement in relation to the Prospectus as amended or supplemented relating to the Notes.

Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representative designated to act on behalf of each of the Underwriters of Designated Securities pursuant to Section 14 of the Underwriting Agreement and the address referred to in such Section 14 is set forth in Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

The Applicable Time for purposes of this Pricing Agreement is 4:00 p.m. New York time on April 30, 2020. The “free writing prospectus” as defined in Rule 405 under the Securities Act for which each party hereto has received consent to use in accordance with Section 7 of the Underwriting Agreement is listed in Schedule III hereto and is attached as Exhibit A hereto.

Notwithstanding and to the exclusion of any other term of the Underwriting Agreement, this Pricing Agreement or any other agreements, arrangements, or understanding between the parties, each party acknowledges and accepts that a BRRD Liability arising under the Underwriting Agreement or this Pricing Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(a) the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of each Covered Party to it under the Underwriting Agreement or this Pricing Agreement, that (without limitation) may include and result in any of the following, or some combination thereof;

(i) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the relevant Covered Party or another person, and the issue to or conferral on the other party of such shares, securities or obligations;

(iii) the cancellation of the BRRD Liability; or

(iv) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period;

(b) the variation of the terms of the Underwriting Agreement or this Pricing Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

For these purposes:

“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“Bail-in Powers” means (i) any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation and/or (ii) any U.K. Bail-in Power.

“BRRD” means Directive 2014/59/EU (as amended) establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Covered Party” means any party subject to (i) the Bail-in Legislation and/or (ii) the U.K. Bail-in Power.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499.

“BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation or the U.K. Bail-in Power may be exercised.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the relevant Covered Party.

“U.K. Bail-in Power” has the meaning given to it in the Base Prospectus (as defined in Schedule II).

Recognition of the U.S. Special Resolution Regimes

(a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Pricing Agreement, and any interest and obligation in or under this Pricing Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Pricing Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Pricing Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Pricing Agreement were governed by the laws of the United States or a state of the United States.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

If the foregoing is in accordance with your understanding, please sign and return to us the counterpart hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters on the one hand and the Company on the other.

[Signature Page Follows]

Very truly yours,

BARCLAYS PLC

/s/ Miray Muminoglu
Name: Miray Muminoglu
Title: Managing Director

Accepted as of the date hereof at New York, New York

On behalf of itself and each of the other Underwriters

BARCLAYS CAPITAL INC.

/s/ Kenneth Chang
Name: Kenneth Chang
Title: Managing Director

[Signature Page to Pricing Agreement]

SCHEDULE I

Underwriters	Principal Amount of the Notes
Barclays Capital Inc.	$1,190,000,000
Banca IMI S.p.A	$52,500,000
BBVA Securities Inc.	$52,500,000
Citigroup Global Markets Inc.	$52,500,000
Citizens Capital Markets, Inc.	$52,500,000
J.P. Morgan Securities LLC	$52,500,000
Natixis Securities Americas LLC	$52,500,000
PNC Capital Markets LLC	$52,500,000
SMBC Nikko Securities America, Inc.	$52,500,000
AmeriVet Securities, Inc.	$17,500,000
BNY Mellon Capital Markets, LLC	$17,500,000
Capital One Securities, Inc.	$17,500,000
Desjardins Securities Inc.	$17,500,000
Great Pacific Securities	$17,500,000
Penserra Securities LLC	$17,500,000
Regions Securities LLC	$17,500,000
U.S. Bancorp Investments, Inc.	$17,500,000
Total	$1,750,000,000

SCHEDULE II

Title of Designated Securities:

$1,750,000,000 2.852% Fixed-to-Floating Rate Senior Notes due 2026.

Price to Public:

100.000% of principal amount.

Subscription Price by Underwriters:

99.675% of principal amount.

Form of Designated Securities:

The Notes will be represented by one or more global notes registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”) issued pursuant to the Senior Debt Indenture dated January 17, 2018 between Barclays PLC and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), as supplemented by the Sixth Supplemental Indenture to be dated on or about May 7, 2020, among Barclays PLC, the Trustee and The Bank of New York Mellon SA/NV, Luxembourg Branch, as Senior Debt Security Registrar.

Securities Exchange, if any:

The New York Stock Exchange.

Maturity Date:

The stated maturity of the principal of the Notes will be May 7, 2026 (the “Maturity Date”).

Interest Rate:

From (and including) the date of issuance to (but excluding) May 7, 2025 (the “Par Redemption Date” and such period the “Fixed Rate Period”), interest will accrue on the Notes at a rate of 2.852% per annum. From (and including) the Par Redemption Date to (but excluding) the Maturity Date (the “Floating Rate Period”), interest will accrue on the Notes at a floating rate equal to LIBOR, as determined on the applicable Interest Determination Date (as defined in the Preliminary Prospectus Supplement (as defined below)), plus 2.452% per annum (the “Margin”) (the “Floating Interest Rate”). During the Floating Rate Period, the Floating Interest Rate on the Notes will be reset quarterly on each Interest Reset Date (as defined in the Preliminary Prospectus Supplement). The Floating Interest Rate will not be less than zero.

“LIBOR” means the 3-month U.S. dollar London Interbank Offered Rate, as determined in accordance with the provisions described in the Preliminary Prospectus Supplement.

After a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined in the Preliminary Prospectus Supplement) have occurred, the Floating Interest Rate will thereafter be determined by reference to the Benchmark Replacement (as defined in the Preliminary Prospectus Supplement), except as otherwise provided in the Preliminary Prospectus Supplement.

Interest Payment Dates:

During the Fixed Rate Period, interest will be payable on the Notes semi-annually in arrear on May 7 and November 7 in each year, from (and including) November 7, 2020 up to (and including) the Par Redemption Date. During the Floating Rate Period, interest will be payable on the Notes quarterly in arrear on August 7, 2025, November 7, 2025, February 7, 2026 and the Maturity Date.

Day Count:

30/360, Following, Unadjusted (during the Fixed Rate Period). Actual/360, Modified Following, Adjusted (during the Floating Rate Period).

Regular Record Dates:

The close of business on the Business Day immediately preceding each Interest Payment Date (or, if the Notes are held in definitive form, the close of business on the 15th Business Day preceding each Interest Payment Date).

Sinking Fund Provisions:

No sinking fund provisions.

Optional Redemption:

The Notes are redeemable as described under “Description of Senior Notes—Optional Redemption” in the Preliminary Prospectus Supplement, as supplemented by the final term sheet dated April 30, 2020 for the Notes.

Tax Redemption:

The Notes are also redeemable as described under “Description of Senior Notes—Tax Redemption” in the Preliminary Prospectus Supplement.

Loss Absorption Disqualification Event Redemption:

The Notes are also redeemable as described under “Description of Senior Notes—Loss Absorption Disqualification Event Redemption” in the Preliminary Prospectus Supplement.

Events of Default:

The terms of the Notes described under “Senior Events of Default; Dated Subordinated Enforcement Events and Remedies; Limitation on Suits – Senior Events of Default” in the Base Prospectus shall not apply to the Notes and shall be replaced in their entirety by the enforcement events and remedies described under “Description of Senior Notes—Enforcement Events and Remedies” in the Preliminary Prospectus Supplement.

Time of Delivery:

May 7, 2020 by 9.30 a.m. New York time.

Specified Funds for Payment of Subscription Price of Designated Securities:

By wire transfer to a bank account specified by the Company in same day funds.

Value Added Tax:

(a) If the Company is obliged to pay any sum to the Underwriters under this Agreement and any value added tax (“VAT”) is properly charged on such amount, the Company shall pay to the Underwriters an amount equal to such VAT on receipt of a valid VAT invoice;

(b) If the Company is obliged to pay a sum to the Underwriters under this Agreement for any fee, cost, charge or expense properly incurred under or in connection with this Agreement (the “Relevant Cost”) and no VAT is payable by the Company in respect of the Relevant Cost under paragraph (a) above, the Company shall pay to the Underwriters an amount which:

(i) if for VAT purposes the Relevant Cost is consideration for a supply of goods or services made to the Underwriters, is equal to any input VAT incurred by the Underwriters on that supply of goods and services, but only if and to the extent that the Underwriters are unable to recover such input VAT from HM Revenue & Customs (whether by repayment or credit) provided, however, that the Underwriters shall reimburse the Company for any amount paid by the Company in respect of irrecoverable input VAT pursuant to this paragraph (i) if and to the extent such input VAT is subsequently recovered from HM Revenue & Customs (whether by repayment or credit);

(ii) if for VAT purposes the Relevant Cost is a disbursement properly incurred by the Underwriters under or in connection with this Agreement as agent on behalf of the Company, is equal to any VAT paid on the Relevant Cost by the Underwriters provided, however, that the Underwriters shall use best endeavors to procure that the actual supplier of the goods or services which the Underwriters received as agent issues a valid VAT invoice to the Company.

Closing Location:

Linklaters LLP, One Silk Street, London EC2Y 8HQ, United Kingdom.

Name and address of Representative:

Designated Representative: Barclays Capital Inc.

Address for Notices:

Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

Attn: Syndicate Registration

Selling Restrictions:

United Kingdom:

Each Underwriter represents, warrants and agrees with the Company that, in connection with the distribution of the Notes, directly or indirectly, it (1) has only communicated or caused to be communicated, and will only communicate or cause to be communicated, an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (2) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Prohibition of Sales to EEA Retail Investors:

Each Underwriter represents, warrants and agrees with the Company that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes to any retail investor in the European Economic Area or in the United Kingdom. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of the Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Canada:

Each Underwriter represents, warrants and agrees with the Company, with respect to sales of the Notes in Canada, that, directly or indirectly, it shall sell the Notes only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario) and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Hong Kong:

Each Underwriter represents, warrants and agrees that:

(i)

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than to (a) “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(ii)

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Japan:

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEA”) and accordingly, each Underwriter undertakes that it will not offer or sell any Notes directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan or to others for re-offering or resale, directly or indirectly, in Japan or to any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with the FIEA and other relevant laws and regulations of Japan. As used in this paragraph, “resident of Japan” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore:

Each Underwriter acknowledges that the prospectus supplement and the accompanying Base Prospectus will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Underwriter represents, warrants and agrees that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the prospectus supplement and the accompanying Base Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289 of Singapore, as modified or amended from time to time) (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Other Terms and Conditions:

As set forth in the prospectus supplement dated April 30, 2020 relating to the Notes (the “Preliminary Prospectus Supplement”), incorporating the Prospectus dated April 6, 2018 (the “Base Prospectus”) relating to the Notes.

SCHEDULE III

Issuer Free Writing Prospectus:

Final Term Sheet for the Notes, dated April 30, 2020, attached hereto as Exhibit A.

EXHIBIT A

Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-223156

$1,750,000,000 2.852% Fixed-to-Floating Rate Senior Notes due 2026

Barclays PLC

Pricing Term Sheet

Issuer:	Barclays PLC (the “Issuer”)

Notes:	$1,750,000,000 2.852% Fixed-to-Floating Rate Senior Notes due 2026 (the “Notes”)

Status:	Senior Debt / Unsecured

Legal Format:	SEC registered

Principal Amount:	$1,750,000,000

Trade Date:	April 30, 2020

Settlement Date:	May 7, 2020 (T+5) (the “Issue Date”)

Maturity Date:	May 7, 2026 (the “Maturity Date”)

Coupon:	From (and including) the Issue Date to (but excluding) May 7, 2025 (the “Par Redemption Date” and such period the “Fixed Rate Period”), 2.852% per annum.

From (and including) the Par Redemption Date to (but excluding) the Maturity Date (the “Floating Rate Period”), the interest rate will be equal to LIBOR (as described below), as determined on the applicable Interest Determination Date (as defined below), plus the Margin (as defined below) (the “Floating Interest Rate”). The Floating Interest Rate will be reset quarterly on each Interest Reset Date (as defined below). The Floating Interest Rate will not be less than zero. After a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined in the Preliminary Prospectus Supplement) have occurred, the Floating Interest Rate will thereafter be determined by reference to the Benchmark Replacement (as defined in the Preliminary Prospectus Supplement). See “Benchmark Transition Provisions” below.

Fixed Rate Interest Payment Dates:	During the Fixed Rate Period, interest will be payable semi-annually in arrear on May 7 and November 7 in each year, from (and including) November 7, 2020 up to (and including) the Par Redemption Date.

Floating Rate Interest Payment Dates:	During the Floating Rate Period, interest will be payable quarterly in arrear on August 7, 2025, November 7, 2025, February 7, 2026 and the Maturity Date (each a “Floating Rate Interest Payment Date”).

Interest Reset Dates:	During the Floating Rate Period, the Floating Interest Rate will be reset quarterly on the Par Redemption Date, August 7, 2025, November 7, 2025 and February 7, 2026 (each an “Interest Reset Date”). If any Interest Reset Date would fall on a day that is not a Business Day, the Interest Reset Date will be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the Interest Reset Date will be the immediately preceding Business Day.

Floating Rate Interest Periods:	During the Floating Rate Period, each interest period on the Notes will begin on (and include) a Floating Rate Interest Payment Date and end on (but exclude) the next succeeding Floating Rate Interest Payment Date, provided that the first of such interest periods will begin on and include the Par Redemption Date and will end on, but exclude, August 7, 2025.

Interest Determination Dates:	The “Interest Determination Date” for each Floating Rate Interest Period will be the second London Banking Day (as defined below) preceding the applicable Interest Reset Date (as defined above). “London Banking Day” means any day on which dealings in U.S. dollars are transacted in the London interbank market.

Day Count:	30/360, Following, Unadjusted (during the Fixed Rate Period). Actual/360, Modified Following, Adjusted (during the Floating Rate Period).

Business Days:	Any weekday, other than one on which banking institutions are authorized or obligated by law, regulation or executive order to close in London, England or in the City of New York, United States.

Preliminary Prospectus Supplement:	Preliminary Prospectus Supplement dated April 30, 2020 (the “Preliminary Prospectus Supplement,” incorporating the Prospectus dated April 6, 2018 relating to the Notes (the “Base Prospectus”)). If there is any discrepancy or contradiction between this Pricing Term Sheet and the Preliminary Prospectus Supplement, this Pricing Term Sheet shall prevail.

U.K. Bail-in Power Acknowledgement:	Yes. See section entitled “Description of Debt Securities—Agreement with Respect to the Exercise of U.K. Bail-in Power” in the Base Prospectus.

Ranking:	The ranking of the Notes is described under “Description of Senior Notes—Ranking” in the Preliminary Prospectus Supplement.

Optional Redemption:

The Issuer may, at its option, redeem the Notes (i) in whole or in part, pursuant to the Make-Whole Redemption (as defined in the Preliminary Prospectus Supplement) at any time on or after November 7, 2020 (six months following the Issue Date) until (but excluding) the Par Redemption Date and/or (ii) in whole but not in part, pursuant to the Par Redemption (as defined in the Preliminary Prospectus Supplement), on the Par Redemption Date, at an amount equal to 100% of their principal amount together with accrued but unpaid interest, if any, on the principal amount of the Notes to be redeemed to (but excluding) the redemption date, on the terms and subject to the provisions set forth in the Preliminary Prospectus Supplement under “Description of Senior Notes—Optional Redemption.”

For purposes of the Make-Whole Redemption, the Discount Factor is 40 bps.

Tax Redemption:	The Notes are also redeemable as described under “Description of Senior Notes—Tax Redemption” in the Preliminary Prospectus Supplement.

Loss Absorption Disqualification Event Redemption:	The Notes are also redeemable as described under “Description of Senior Notes – Loss Absorption Disqualification Event Redemption” in the Preliminary Prospectus Supplement.

Events of Default:	The terms of the Notes described under “Senior Events of Default; Dated Subordinated Enforcement Events and Remedies; Limitation on Suits—Senior Events of Default” in the Base Prospectus shall not apply to the Notes and shall be replaced in their entirety by the enforcement events and remedies described under “Description of Senior Notes—Enforcement Events and Remedies” in the Preliminary Prospectus Supplement.

LIBOR:	3-month USD LIBOR (as determined by reference to Reuters Page LIBOR01) (“LIBOR”).

LIBOR will be determined by the Calculation Agent in accordance with the provisions described in the Preliminary Prospectus Supplement under “Description of Senior Notes—Calculation of LIBOR.”

Benchmark Transition Provisions:	Notwithstanding the foregoing provisions under “LIBOR”, except as otherwise stated in the Preliminary Prospectus Supplement, if the Issuer or the Issuer’s designee determines on or prior to the relevant Interest Determination Date that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined under “Description of Senior Notes—Effect of Benchmark Transition Event” in the Preliminary Prospectus Supplement) have occurred with respect to LIBOR or the then-current Benchmark, then the provisions described under “Description of Senior Notes—Effect of Benchmark Transition Event” in the Preliminary Prospectus Supplement will thereafter apply to all the determinations of the Floating Interest Rate payable on the Notes during the Floating Rate Period.

Margin:	+245.2 bps (the “Margin”)

Benchmark Treasury:	UST 0.500% due March 31, 2025

Spread to Benchmark:	250 bps

Reoffer Yield:	2.852%

Issue Price:	100.000%

Underwriting Discount:	0.325%

Net Proceeds:	$1,744,312,500

Sole Bookrunner:	Barclays Capital Inc.

Senior Co-Managers:	Banca IMI S.p.A.; BBVA Securities Inc.; Citigroup Global Markets Inc.; Citizens Capital Markets, Inc.; J.P. Morgan Securities LLC; Natixis Securities Americas LLC; PNC Capital Markets LLC; SMBC Nikko Securities America, Inc.

Co-Managers:	AmeriVet Securities, Inc.; BNY Mellon Capital Markets, LLC; Capital One Securities, Inc.; Desjardins Securities Inc.; Great Pacific Securities; Penserra Securities LLC; Regions Securities LLC; U.S. Bancorp Investments, Inc.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” section beginning on page S-16 of the Preliminary Prospectus Supplement.

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof.

ISIN/CUSIP:	US06738EBL83 / 06738E BL8

Legal Entity Identifier (“LEI”) Code:	213800LBQA1Y9L22JB70

Settlement:	The Depository Trust Company; Book-entry; Transferable

Documentation:	To be documented under the Issuer’s shelf registration statement on Form F-3 (No. 333-223156) and to be issued pursuant to the Senior Debt Securities Indenture dated January 17, 2018, between the Issuer and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), as supplemented by the Sixth Supplemental Indenture, to be entered into on or about the Issue Date, between the Issuer, the Trustee and The Bank of New York Mellon SA/NV, Luxembourg Branch, as Senior Debt Security Registrar.

Listing:	We will apply to list the Notes on the New York Stock Exchange.

Governing Law:	New York law, except for the waiver of set-off provisions which will be governed by English law.

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

The Issuer has filed a registration statement (including the Base Prospectus) and the Preliminary Prospectus Supplement) with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the Base Prospectus and the Preliminary Prospectus Supplement for this offering in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the Base Prospectus and the Preliminary Prospectus Supplement from Barclays Capital Inc. by calling 1-888-603-5847.

It is expected that delivery of the Notes will be made for value on or about May 7, 2020, which will be the fifth (5th) business day in the United States following the date of pricing of the Notes. Under Rule 15c6-1 under the Securities Exchange Act of 1934, purchases or sales of Notes in the secondary market generally are required to settle within two (2) business days (T+2), unless the parties to any such transaction expressly agree otherwise. Accordingly, purchasers of the Notes who wish to trade the Notes on the date of the prospectus supplement or the next two (2) succeeding business days, will be required, because the Notes initially will settle within five (5) business days (T+5) in the United States, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade on the date of the prospectus supplement or the next two (2) succeeding business days should consult their own legal advisers.

MiFID II professional investors and ECPs target market only/ Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA or in the United Kingdom.

This communication is being distributed to, and is directed only at, persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000, as amended, does not apply (such persons being referred to as “relevant persons”). Any person who is not a relevant person should not act or rely on this communication or any of its contents. Any investment activity (including, but not limited to, any invitation, offer or agreement to subscribe, purchase or otherwise acquire securities) to which this communication relates will only be available to, and will only be engaged with, relevant persons who fall within the manufacturer target market described above.

To the extent any underwriter that is not a U.S. registered broker-dealer intends to effect any offers or sales of any Notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.